Exhibit 2.2

SHARE PURCHASE AGREEMENT

by and among

Salary.com, Inc.

and

John Cunnell and V.A. Cunnell

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is entered into as of May 15, 2007 by and among Salary.com, Inc., a Delaware corporation (“Buyer”), and John Cunnell and V.A. Cunnell (together, the “Shareholders”). Buyer and the Shareholders are referred to collectively herein as the “Parties”.

WITNESSETH:

WHEREAS, ICR International Limited, a private limited company organized under the laws of England and Wales with registered number 327895 (“ICR International”), is an international compensation consulting firm engaged in the business of administering and developing international compensation surveys and related tools, products and services to enable its clients and survey participants to price the same job around the world using the same methodology;

WHEREAS, the Shareholders own one hundred percent (100%) of the issued and outstanding share capital of ICR International (the “Shares”); and

WHEREAS, the Shareholders desire to sell, transfer and assign the Shares to Buyer, and Buyer desires to purchase and acquire the Shares from the Shareholders, on and subject to the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to become legally bound, agree as follows.

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases, when used herein, shall have the meanings specified or referred to below:

“Assumed Liabilities” means those liabilities listed on Schedule 3.8.

“Closing” and “Closing Date” have the meanings set forth in Section 2.2 below.

“Consumer Surveys” means all consumer surveys owned, operated, conducted and administered by ICR Limited, L.C., a Massachusetts limited liability company (“ICR”) or ICR International, including, without limitation, the Specialty Retail Compensation Survey, Apparel Industry Compensation Survey, Footwear Industry Compensation Survey, and the Luxury Goods Industry Compensation Survey, all tools, products and services related thereto, and all customer, participant or industry data collected by or provided to ICR or ICR International in connection therewith.

“Company Name” means ICR International Limited.

“Contracts” has the meaning provided in Section 2.3(a).

“Domain Names” means all domain names registered to ICR International, or that ICR International otherwise has the rights to operate in the course of its business operations, including, but not limited to, www.icrintl.com, www.icrltd.com, www.icrltd-ftp.com, www.ipasnet.com, www.myicrltd.com, and www.myipasnet.com.

“Encumbrances” means any mortgage, pledge, lien, charge, attachment, easement, covenant, restriction or other encumbrance of any nature.

“Final Closing Cash Payment” means One Million One Hundred and Twenty-five Thousand Dollars ($1,125,000).

“ICR International’s Business” means the products and services offered by and the business operations and relationships of ICR International, as of the date hereof, including, without limitation, all of the intellectual property, technology, know how, products and services, customer contracts and agreements, customer relationships, third party intellectual property licenses and referral arrangements, and tangible and intangible property (including but not limited to goodwill) involved in or related to the operation of ICR International’s business.

“Intellectual Property” has the meaning provided in Section 3.12(a).

“IPAS” means the International Pay Analysis System, all tools, products and services related thereto, and all customer, participant or industry data collected or provided in connection therewith.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Related Agreement” means any agreement, certificate or instrument executed and delivered by a Party at the Closing or otherwise in connection with the consummation of the transaction contemplated by this Agreement.

“Shares” means all of the issued and outstanding ordinary shares, nominal value £1.00 each, of ICR International, of which fifty-one (51) shares are held by John Cunnell and forty-nine (49) shares are held by V.A. Cunnell.

“Surveys” means all surveys owned, operated, conducted and administered by ICR or ICR International, including, without limitation, (i) IPAS and the Compensation Surveys, (ii) all tools, products and services related thereto, (iii) customer, participant or industry data collected or provided by ICR or ICR International in connection therewith, and (iv) all goodwill associated therewith.

“Survey Data” means all customer, participant or industry data collected by or provided to ICR or ICR International in connection with the Surveys, and all improvements thereto and goodwill associated therewith.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Share Capital. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from the Shareholders, and the Shareholders hereby sell with full title guarantee, convey, assign, transfer and deliver the Shares to Buyer, for an aggregate of One Million Two Hundred and Fifty Thousand Dollars (US$1,250,000) (the “Purchase Price”).

(a) The Purchase Price shall be payable as follows: (i) US$1,125,000 will be paid to the Shareholders by wire transfer or other immediately available funds at the Closing and (ii) One Hundred Twenty-Five Thousand Dollars (US$125,000) will be placed into escrow at Closing until the one year anniversary of the Closing to be paid to the Shareholders subject to the terms of this Agreement and the Escrow Agreement (as such term is hereinafter defined) entered into by and among the Parties in the form attached hereto as Exhibit A. All cash payments to the Shareholders under this Agreement, including any payments from the Escrow Agreement shall be made fifty-one percent (51%) to John Cunnell and forty-nine percent (49%) to V.A. Cunnell, or as otherwise directed in writing. All cash payments from the Shareholders to the Buyer under this Agreement, including but not limited to any payments under Section 2.4, shall be made by John Cunnell and V.A. Cunnell, jointly and severally.

2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on May 15, 2007 (the “Closing Date”) by electronic transmission of the various documents (including, without limitation, a duly executed copy of this Agreement and a stock transfer form duly executed by both John Cunnell and V.A. Cunnell transferring legal title to the Shares to Buyer) and wiring of good collectible funds with a simultaneous delivery of the foregoing at Closing. If the Parties are unable for any reason to conduct a closing electronically, a physical closing will occur at Buyer’s offices in Waltham, Massachusetts on the Closing Date.

2.3 Delivery of Records and Contracts.

(a) For the purposes of this Agreement, “Contracts” means ICR International’s agreements, contracts, leases, licenses, purchase orders, and other arrangements, oral and written, related to ICR International’s Business, except for those contracts listed in Schedule 3.8 that are not to be cancelled at the Closing, including all of the licenses and sublicenses granted and obtained with respect thereto.

(b) At the time of the Closing, subject to subsection (c) below, the Shareholders shall deliver or cause to be delivered to Buyer all of the Contracts, licenses, agreements and rights which are related to ICR International’s Business, with such assignments thereof and consents to assignments, if any, as are necessary to assure Buyer of the full benefit of same because the Contracts would be breached by a sale of the Shares hereunder.

2.4 Retention of Certain Assets and Liabilities. The Shareholders shall retain (i) the cash, cash equivalents, and accounts receivable of ICR International, (ii) the cellular telephone used by V.A. Cunnell, and (iii) the current liabilities of ICR International that are not included in the Assumed Liabilities. Such assets and liabilities are listed on Schedule 2.4. Without limiting the generality of the foregoing, (a) John Cunnell shall retain signatory authority over ICR International’s current bank accounts for 30 days after the Closing solely for the purpose of transferring amounts in such accounts to the Shareholders and to the payment of current liabilities of ICR International that are not included in the Assumed Liabilities, and (b) Buyer shall promptly remit to the Shareholders any funds received with respect to any of the receivables of ICR International listed in Section 2.4.

2.5 Escrow. At the Closing, Buyer and the Shareholders and an escrow agent to be mutually selected by the Parties (the “Escrow Agent) shall execute and deliver an escrow agreement (“Escrow Agreement”), and the Buyer shall deposit an aggregate of $1,000,000 in cash (the “Escrow Fund”) with the Escrow Agent, consisting of $125,000 deposited pursuant to Section 2.1(a) of this Agreement and $875,000 deposited pursuant to Section 2.1(a) of that certain Membership Interest Agreement dated the date hereof by and between Buyer, ICR Limited, L.C., Joseph Duggan and Roger Sturtevant (the “ICR Purchase Agreement”). Regardless of the amount deposited into the Escrow Fund pursuant to this Agreement or the ICR Purchase Agreement, the entire Escrow Fund shall be available for the purpose of satisfying indemnity obligations under Section 7.2 hereof and other obligations of the Shareholders under this Agreement, as well as indemnity obligations of Joseph Duggan and Roger Sturtevant pursuant to the ICR Purchase Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, the ICR Purchase Agreement and the Escrow Agreement. In order to administer the Escrow Agreement efficiently, the Shareholders hereby designate Roger Sturtevant Jr. as their representative (the “ICR Representative”). The Shareholders hereby authorize the ICR Representative to take any and all action as is contemplated to be taken by or on behalf of the Shareholders by the terms of the Escrow Agreement, including without limitation, the delivery of instructions to the Escrow Agent to disburse all or any portion of the Escrow Fund. All decisions and actions by the ICR Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, jointly and severally, represent and warrant to Buyer as follows:

3.1 Organization of ICR International. ICR International is a private limited company duly incorporated, validly existing, and in good standing under the laws of England and Wales, and has full power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. ICR International is in good standing in each jurisdiction in which it is required to be qualified to do business except where the failure to so qualify would not have a material adverse effect on ICR International’s Business. Each jurisdiction in which ICR International is qualified to do business is listed on Schedule 3.1.

3.2 Ownership of Shares. John Cunnell and V.A. Cunnell own all of the outstanding shares of ICR International, free and clear of all liens, encumbrances, security interests, pledges, conditional or installment sale agreements, mortgages, charges and/or any other claim of third parties of any kind. All such shares have been, and will be at the Closing, duly authorized, validly issued and outstanding, fully paid and non-assessable. ICR International has not granted, issued or agreed to grant or issue and/or will grant, issue or agree to grant or issue any other equity interest in ICR International and there are no, nor will there be at the Closing, outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interest in ICR International other than those belonging to Buyer (as contemplated or provided herein). No shares in ICR International are, or will be at the Closing, subject to any right of first refusal, preemptive, subscription or other similar right under any provision of applicable law or any agreement. The transfer of the Shares to Buyer pursuant to this Agreement will vest in Buyer beneficial title to the Shares with full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994.

3.3 Authorization of Transaction. The Shareholders have full right, power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which each is or may become a party, and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary company actions or proceedings on the part of the Shareholders and ICR International, and no further acts or proceedings on the part of the Shareholders or ICR International are necessary under ICR International’s certificate of incorporation or Memorandum or Articles of Association or other similar documents (“ICR International Organizational Documents”), or by law or otherwise to authorize the execution and delivery by the Shareholders to this Agreement and the Related Agreements, the performance by each Shareholder of its obligations hereunder and the consummation by each Shareholder of the transactions contemplated hereby. This Agreement and the Related Agreements to which the Shareholders are or may become a party constitute (or will constitute when executed or delivered) the valid and legally binding obligations of each Shareholder, enforceable in accordance with their respective terms.

3.4 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Shareholder or ICR International is subject or any provision of the ICR International Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ICR International is a party or by which ICR International is bound or to which any of ICR International’s assets is subject except as described in Schedule 3.4. Each Contract listed on Schedule 3.4 requires the consent of the other party thereto prior to assignment. Other than the foregoing consents (and the adjudication of stamp duty payable on this Agreement and associate stock transfer form), ICR International does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, in order for the Parties to consummate the transactions contemplated by this Agreement.

3.5 Brokers’ Fees. The Shareholders have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Title to Assets. ICR International has good and marketable title to, or a valid leasehold interest in, the respective properties and assets used by it, located on ICR International’s premises, or shown on the most recent Financial Statements (except for accounts receivable collected and inventory disposed of in the ordinary course since the date of the most recent Financial Statements), related to ICR International’s Business, free and clear of all Encumbrances, except for (i) those indicated in Schedule 3.6, and (ii) those for taxes and other charges of state, federal and local governments and agencies that are not due or payable or that may hereafter be paid without penalty. ICR International’s assets include all of the properties and other assets necessary for ICR International to conduct its business as presently conducted. There are no outstanding agreements, options or commitments of any nature obligating ICR International to transfer any of its assets or rights or interests therein to any party other than Buyer (as contemplated or provided herein).

3.7 Financial Statements. Attached hereto as Exhibit B are the following financial statements of ICR International (collectively the “Financial Statements”): (i) the Report of the Directors and Unaudited Financial Statements of ICR International for the fiscal years ended October 31, 2005, and October 31, 2006, as filed under the Companies Act of 1985 and (ii) the ICR International prepared balance sheet and statement of income as of April 30, 2007, and for the six (6) months ended April 30, 2007. The Financial Statements are true and correct in all material respects as of the date thereof, have been prepared on a consistent basis in accordance with United Kingdom Generally Accepted Accounting Practice throughout the periods covered thereby and present fairly the financial condition as of such dates, based on ICR International’s books and records.

3.8 Undisclosed Liabilities. ICR International has no Liability, and to the Shareholders’ knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for Liabilities set forth on the face of the Financial Statements or listed on Schedule 3.8.

3.9 Legal Compliance. ICR International has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of local, national and foreign governments (and all agencies thereof). No Shareholder has received a notice from any such governmental authority of any such violation or alleged violation, and no Shareholder has received a notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice which has been filed or commenced against ICR International alleging any failure so to comply, and, to each Shareholder’s knowledge, there is no basis therefor.

3.10 Tax Matters. ICR International has filed in accordance with applicable law all Tax returns that it was required to file, all such Tax returns were correct and complete in all respects, and all Taxes owed by ICR International (whether or not shown on any Tax return but excluding any accrued but not yet payable taxes) have been paid. ICR International has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

3.11 Real Property. ICR International does not own or lease any real property.

3.12 Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means the entirety of ICR International’s (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, including all patents, patent applications, and patent disclosures, together with reissues, continuations, continuation-in-parts, divisions, provisional applications, reexaminations, foreign related applications and foreign patents thereof, and all rights to use third party patents and patent applications, (ii) the Surveys and Survey Data, and all improvements thereto; (iii) trademarks, service marks, trade dress, logos, domain names and trade names, including combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iv) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (v) mask works and all applications, registrations, and renewals in connection therewith, (vi) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vii) computer software (including data and related documentation), (viii) other proprietary rights, including ICR International’s rights in and to the Domain Names and Company Names; (ix) copies and tangible embodiments thereof (in whatever form or medium), in each case used in ICR International’s Business; and (x) all goodwill associated with the Intellectual Property, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the software, and product names.

(b) All of the Intellectual Property necessary for the operation of ICR International’s Business as currently conducted is listed on Schedule 3.12(b). Each item of Intellectual Property owned or used by ICR International immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

(c) ICR International possesses all right, title, and interest in and to its respective Intellectual Property, free and clear of any Encumbrance, license, or other restriction; such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and no Shareholder has received any notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with respect to the Intellectual Property, and, to each Shareholder’s knowledge, there is no basis therefor.

(d) Schedule 3.12(d) identifies all computer software or other intellectual property that ICR International uses in connection with ICR International’s Business pursuant to license, sublicense, agreement, or permission (“Intellectual Property Licenses”). ICR International is in material compliance with the terms of such Intellectual Property Licenses and has paid all license fees and the like payable with respect to such Intellectual Property Licenses. There are no future royalty or other payments required with respect to such Intellectual Property Licenses. The Intellectual Property Licenses are transferable to Buyer and Buyer shall have full use and enjoyment of such Intellectual Property Licenses immediately following Closing.

(e) To the extent that any Intellectual Property has been developed or created by any person or entity other than ICR International, a written agreement has been obtained by ICR International with such person or entity with respect thereto, and as a result of such agreement(s) ICR International has (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

(f) ICR International has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any person or entity. The operation of ICR International’s Business as currently conducted, including but not limited to the Surveys and Survey Data, does not, (i) infringe or misappropriate the intellectual property of any person or entity, (ii) violate any material term or provision of any Contract concerning such intellectual property to which ICR International is a party or by which ICR International is bound, (iii) violate the rights of any person or entity (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any law or regulation. No Shareholder has received notice from any person or entity claiming that the operation of ICR International’s Business (including the Surveys and Survey Data, and products, technology or services currently under development) of ICR International infringes or misappropriates the intellectual property of any person or entity or constitutes unfair competition or trade practices under any law or regulation, including notice of infringement of third-party patent or other intellectual property rights from a potential licensor of such rights, and no Shareholder is aware of any basis for any such claim.

(g) Each item of Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such registered Intellectual Property, whether in the European Union or elsewhere, have been paid and all necessary documents and certificates in connection with such registered Intellectual Property have been filed with the appropriate authorities, for the purposes of maintaining such registered Intellectual Property in the relevant jurisdiction. Schedule 3.12(g) lists all such registered Intellectual Property and any actions that must be taken by ICR International within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any such registered Intellectual Property.

(h) To the Shareholders’ knowledge, no person or entity is infringing or misappropriating any Intellectual Property.

(i) No Intellectual Property is subject to any order, action or proceeding against ICR International that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any such Intellectual Property by ICR International or that may affect the validity, use or enforceability of such Intellectual Property.

(j) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in ICR International’s granting any rights or licenses with respect to the Intellectual Property to any person or entity pursuant to any Contract to which ICR International or by which any of its assets are bound.

3.13 Survey Data. Schedule 3.13 lists all written contracts, agreements, or other like arrangements by and between ICR International and any third party, the purpose, intent or effect of which restricts or in any way limits the ICR International’s rights to use, store, display, manipulate, modify, disclose, assign, license (or sublicense), sell, lease or transfer any Survey Data (in whole or in part) provided to or collected by ICR International. Except as identified on Schedule 3.13, all Survey Data may be sold, assigned, transferred or otherwise disclosed to Buyer through the transfer of Shares as contemplated by this Agreement, and ICR International’s rights, if any, to have full use and enjoyment of such Survey Data immediately following Closing, which shall include ICR International’s rights to use, store, display, manipulate, modify, disclose, assign, license (or sublicense), sell, lease or transfer any Survey Data (in whole or in part), shall be free from any such restriction or limitation. ICR International has complied at all times and in all material respects with the provisions of the Data Protection Act 1998.

3.14 Equipment. Schedule 3.14 sets forth all machinery, equipment and materials used in ICR International’s Business, and all such equipment and material all of which is taken “as is” without any representation as to its condition.

3.15 Contracts. The Shareholders have delivered to Buyer a correct and complete copy of each Contract and has provided a complete list of such agreements in Schedule 3.15. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract is assignable in accordance with its terms and no party to such Contract has indicated that the consummation of the transactions contemplated by this Agreement will result in the cancellation of any such Contract; (iii) ICR International is not in breach or default, and no event has occurred which with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Contract and, to Sellers’ knowledge, no other party to any such Contract in breach or default thereunder and no event has occurred which with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Contract; (iv) there are no balances outstanding on the Contract and ICR International has not accelerated the collection of receivables or unreasonably deferred accounts payable under any such Contracts; (v) no party has repudiated any provision of the Contract; (vi) except as identified on Schedule 3.15, no Contract is with a government or governmental agency; and (vii) except as identified on Schedule 3.15, ICR International does not have any agreements that provide parties with referral fees, discounts, or profit sharing of any type or description. Without limitation of the foregoing, other than the oral agreement by and between ICR and ICR International, pursuant to which ICR pays to ICR International fifteen percent (15%) of the profits ICR derives from its annual IPAS sales, all of which has already been booked as a receivable by ICR International as of the Closing, ICR owes no other compensation or consideration to ICR International and has no other obligation to ICR International, including but not limited to obligations arising out of the transactions contemplated by the ICR Purchase Agreement. Except as identified on Schedule 3.15, none of the Shareholders have been informed by any customer or other party to any Contract that it intends to cease or reduce its business relationship with ICR or ICR International. All costs and obligations associated with the Contracts have been disclosed to Buyer. Neither ICR International nor any of its shareholders, directors or officers has been debarred, suspended or excluded from participation in the award of any government Contract nor has any debarment, suspension or exclusion proceeding been initiated against ICR International or any of its stockholders, directors or officers, and no Shareholder is aware of any basis for any such claim.

3.16 Accounts Receivable. Schedule 3.16 sets forth a list of all accounts receivable of ICR International. All such accounts receivable are reflected properly on ICR International’s books and records, and are valid receivables and the Shareholders have no knowledge of any setoffs or counterclaims thereto.

3.17 Insurance. Schedule 3.17 sets forth the insurance policies that ICR International has in place (including policies providing property, casualty, liability, and workers’

compensation coverage and bond and surety arrangements), which insurance policies are legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect. ICR International represents that it is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any such policy and that no party to any such policy has repudiated any provision thereof.

3.18 Litigation. ICR International is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and ICR International is not a party to, or to the Shareholders’ knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any local, national or foreign jurisdiction or before any arbitrator. Furthermore, to the Shareholders’ knowledge, there is no basis for any such claims, charges or orders.

3.19 Labor and Employment. Except as identified on Schedule 3.19, there are no employment agreements, collective bargaining agreements or other labor agreements to which ICR International is a party or by which it is bound. The Shareholders have provided to Buyer true and complete copies of all agreements identified on Schedule 3.19. Schedule 3.19 also sets forth the name, position and salary of the individuals employed by ICR International, and the names, description of services and last twelve (12) months of payments with respect to any independent contractors and consultants. ICR International is in compliance, and at all times has complied, in all material respects with all applicable laws, rules and regulations relating to the employment of labor and has withheld and paid to the appropriate governmental entities or are holding for payment not yet due to such governmental entities, all amounts required to be withheld from employees of ICR International, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There are no employees who have transferred to ICR International as a result of the operation of Transfer of Undertaking (Protection of Employment) Regulations 2006.

3.20 Employee Benefits. Schedule 3.20 lists all bonus, retirement, disability, vacation, severance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, independent contractors and/or consultants of ICR International (all of the foregoing are collectively the “Employee Plans”). ICR International has no liability or contingent liability with respect to the Employee Plans other than routine claims for benefits, nor will any of ICR International’s assets be subject to any lien, charge or claim relating to the obligations of ICR International with respect to its employees or the Employee Plans. The Shareholders have provided to Buyer true and complete copies of all Employee Plans.

3.21 Consents. Schedule 3.21 lists all material consents and notices required to be obtained or given by or on behalf of ICR International in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements in compliance with all applicable laws, rules, regulations, or orders of any governmental entity, the provisions of any material Contract or any Intellectual Property License or agreement, and except as set forth on Schedule 3.21 all such consents have been duly obtained and are in full force and effect.

3.22 Prepayments, Prebilled Invoices and Deposits. Schedule 3.22A sets forth all prepayments, prebilled invoices, and deposits that have been received by ICR International as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing. Consistent with past practices, such amounts are not accrued for on the balance sheets included in ICR International’s Financial Statements. Schedule 3.22B sets forth all prepayments, prebilled invoices, and deposits that have been made or paid by ICR International as of the date hereof to vendors or suppliers for products to be shipped, or services to be performed, after the Closing. Consistent with past practices, such amounts are not accrued for on the balance sheets included in ICR International’s Financial Statements.

3.23 Disclosure. The representations and warranties contained in this Article III and in Article III of the ICR Purchase Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Article III or in Article III of the ICR Purchase Agreement not misleading.

3.24 Representations to Knowledge. The Shareholders shall only be deemed to have knowledge of a particular fact or other matter relevant to any representation and warranty made herein to the knowledge of the Shareholders if one or more of the Shareholders (i) are actually aware of such fact or other matter at the time the representation or warranty is made or (ii) would be reasonably expected to know upon the exercise of reasonable due inquiry.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority, as the case may be, (i) to conduct its business as now conducted and as currently proposed to be conducted, (ii) to own, use, license and lease its assets and properties and to acquire and own the Shares and (iii) to execute and deliver this Agreement and the Related Agreements to which the Buyer is or may become a party, and to perform its obligations hereunder and thereunder.

4.2 Authorization of Transaction. The execution and delivery of this Agreement and the Related Agreements to which it is or may become a party and the performance of its obligations hereunder and thereunder has been duly authorized by all necessary corporate actions or proceedings on the part of Buyer and no further acts or proceedings on the part of Buyer are necessary under its Certificate of Incorporation, bylaws, or by law or otherwise to authorize the execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby other than Buyer’s first obtaining the consent of Silicon Valley Bank, which will be obtained prior to the Closing. This Agreement and the Related Agreements to which Buyer is or may become a party constitute (or will constitute when executed and delivered) the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated hereby or thereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Registration of Stock. All stock of the Buyer issued to John Cunnell pursuant to his employment agreement delivered at the Closing is registered on an United States Securities and Exchange Commission Form S-8 and will be fully transferable immediately upon such time as it vests under his employment agreement.

ARTICLE V

CONDITIONS TO OBLIGATION TO CLOSE

5.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article III above (taken collectively and individually) shall be true and correct in all material respects at and as of the Closing Date.

(b) Each of the Shareholders shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any local, national or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own the Shares or ICR International’s assets, or to operate ICR International’s Business as conducted or as proposed to be conducted (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) The Shareholders and Buyer shall have executed and delivered the Escrow Agreement attached hereto as Exhibit B, and all additional transfer documents, if any, required to validly assign the Intellectual Property to Buyer in recordable form.

(e) All required consents (other than those consents listed on Schedule 3.21 attached hereto which Buyer acknowledges shall not be obtained prior to Closing), waivers, authorizations and approvals of any governmental entity, and of any other person or entity, required under the Contracts, Licenses, or otherwise in connection with the execution, delivery and performance of this Agreement, the absence of which would have a material adverse change to ICR International’s Business, or the cancellation or adverse change in terms of, or payments under, any Contract , shall have been duly obtained in form reasonably satisfactory to Buyer, shall be in full force and effect on the Closing Date and the original executed copies shall have been delivered to Buyer on or before the Closing Date.

(f) Buyer shall have entered into an employment arrangement with John Cunnell on terms and conditions reasonably acceptable to Buyer.

(g) John Cunnell shall have entered into a noncompetition agreement with Buyer substantially in the form of Exhibit C hereto (the “Noncompetition Agreements”).

(h) All certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

(i) ICR International shall have delivered to Buyer a certificate, dated the Closing Date and signed by the Shareholders to the effect that each of the conditions specified in Sections 5.1(a), (b), (c) and (e) above have been satisfied in all respects.

(j) The ICR Purchase Agreement and all other documents and certificates contemplated thereby shall have been executed and delivered by the parties thereto and all conditions to the closing of the transactions contemplated thereby shall have been satisfied or waived to the satisfaction of Buyer.

5.2 Conditions to Obligation of the Shareholders. The obligation of each of the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article IV above (taken collectively and individually) shall be true and correct in all material respects as of the Closing Date.

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including without limitation, its obligation to make the payment into escrow under Section 2.1(a).

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any local, national or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(d) Buyer shall have entered into an employment arrangement with John Cunnell on terms and conditions reasonably acceptable to such Shareholder.

(e) The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement attached hereto as Exhibit A.

(f) All certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

(g) Buyer shall have delivered to the Shareholders a certificate, dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that each of the conditions specified in Sections 5.2(a) through (c) above have been satisfied in all respects.

(h) The ICR Purchase Agreement and all other documents and certificates contemplated thereby shall have been executed and delivered by the parties thereto and the closing of the transactions contemplated thereby shall have occurred.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

6.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to effectively transfer and assign to, and vest in, Buyer the Shares, the Shareholders will each take such further actions without further consideration (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

6.2 Non-Competition.

(a) For a period of three (3) years dating from the date hereof and in consideration of the Shareholders’ receipt of the Purchase Price (as herein defined), each of the Shareholders agrees not to, directly or indirectly work for, own an interest in, contract to provide services for, manage, serve as a director, advise or operate as an independent contractor or sole or other proprietorship, any Direct Competitor of Buyer. For purposes of this covenant, the term “Direct Competitor of Buyer” means any entity that sells, services or provides Competitive Products or Services. For purposes of this covenant, the term “Competitive Products or Services” means (i) gathering information for, preparing, distributing, or otherwise dealing with salary surveys and (ii) compensation based tools, products or services which are competitive with tools, products and services sold or provided by Buyer.

(b) Notwithstanding anything in this Section 6.2, (i) a Shareholder may work for, own an interest in, contract with, and interact with in any manner, any company or concern (even a Direct Competitor of Buyer), provided that such Shareholder’s position with that company or concern does not involve the provision of Competitive Products or Services to third-party clients or the management (directly or indirectly) of personnel that provide Competitive Products or Services to third-party clients and (ii) Shareholder may provide compensation consulting services to any company or concern (even a Direct Competitor of Buyer). Nothing in this Section 6.2 modifies or waives any requirement of confidentiality or fiduciary duty set forth elsewhere in this Agreement, the Noncompetition Agreements or by the common or statutory law.

(c) Notwithstanding anything in this Section 6.2, a Shareholder may own an interest in any publicly-traded Direct Competitor of Buyer as a passive investor, provided that such interest constitutes not more than a one percent ownership interest.

6.3 Confidentiality. The Shareholders each agree not to disclose, use or copy any confidential information of Buyer, including confidential information being transferred to Buyer pursuant to this Agreement, except as Buyer may authorize or direct, and except as to information which the disclosing Shareholder can establish: (a) was, on the date of this Agreement, generally known to the public; or (b) became generally known to the public after the date of this Agreement other than as a result of the act or omission of the Shareholders or their respective employees, consultants or agents.

6.4 INTENTIONALLY DELETED.

6.5 Employee Matters. The Shareholders each shall remain responsible for any liabilities or obligations to the employees and consultants of ICR International for all periods prior to the Closing Date, including but not limited to accrued vacation, benefits, wages, commissions and bonuses. Any employee of ICR International who is hired as an employee by the Buyer following the Closing shall receive credit for purposes of determining eligibility for employee benefits based on length of service as if such employee had been continuously employed by the Buyer from his or her first date of employment by ICR International or its predecessor corporation.

6.6 Access. From and after the Closing Date, the Buyer will grant to the Shareholders and their accountants and representatives, during normal business hours, access to financial and accounting records reasonably requested by the Shareholders to prepare tax returns or to verify information provided in the Closing Purchase Price Certificate or for any other legitimate business purposes.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; ESCROW

7.1 Survival of Representations and Warranties. Except for the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.6, 3.10, 4.2, 4.3 and 4.4 (which shall survive the Closing and continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing (the “Expiration Date”); and no action for breach of any representation or for indemnification under Section 7.2 with respect to such a breach shall be commenced after the period through which such representation and warranty survives.

7.2 Indemnification.

(a) The Shareholders shall jointly and severally indemnify and hold Buyer and its affiliates, and their respective officers, directors, managers, employees, agents and representatives harmless from and against any and all material claims, demands, liabilities, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense related thereto arising from or related to (i) any breach or inaccuracy of any representation or warranty made by the Shareholders in this Agreement or in any Related Agreement or other instrument delivered by a Shareholder or ICR International pursuant to this Agreement, (ii) any breach or nonperformance of any covenant or agreement made by a Shareholder in this Agreement, in any Related Agreement or other instrument delivered by a Shareholder or ICR International pursuant to this Agreement, (iii) any breach of contract or other claims made by a third party alleging to have had a contractual or other right to acquire ICR International’s Business or any of the Shares, and (iv) any liability or obligation of a Shareholder or ICR International of any nature whatsoever arising in connection with the conduct of ICR International’s Business prior to the Closing, including but not limited to such Shareholder’s failure to perform or discharge any its respective liabilities or obligations arising prior to the Closing, except the Assumed Liabilities.

(b) The Buyer shall indemnify and hold the Shareholders harmless from and against any and all material claims, demands, liabilities, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees and costs of defense related thereto arising from or related to (i) any breach or inaccuracy of any representation or warranty made by the Buyer in this Agreement or in any Related Agreement or other instrument delivered by the Buyer pursuant to this Agreement, (ii) any breach or nonperformance of any covenant or agreement made by the Buyer in this Agreement, in any Related Agreement or other instrument delivered by the Buyer pursuant to this Agreement, or (iii) any liability or obligation relating to the Assumed Liabilities.

7.3 Indemnification Procedures.

(a) Procedures for Claims. In the event that any legal proceeding shall be threatened or instituted, or any claim or demand shall be asserted, by any person in respect of which payment may be sought by a party entitled to indemnification with respect to a third party claim (the “Indemnified Party”) under the provisions of this Article VII (a “General Claim”), the Indemnified Party shall promptly cause written notice of the assertion of such General Claim of which it has knowledge to be delivered to each Party against whom indemnification is sought (collectively, the “Indemnifying Parties”); provided, however, that any delay or failure to so notify the Indemnifying Parties of a General Claim shall only relieve the Indemnifying Parties of their obligations under this Article VII to the extent, if at all, the Indemnifying Parties are actually and materially prejudiced by reason of such delay or failure. Any notice of a General Claim by reason of any breach by the Indemnifying Parties of the representations, warranties, covenants or agreements contained in this Agreement shall state specifically the representation, warranty, covenant or agreement with respect to which such General Claim is made, the facts giving rise to an alleged basis for such General Claim, and the amount of the liability, if known, asserted against the Indemnified Party by reason of such General Claim. As long as the Escrow Agent is holding Escrow Funds, whenever Buyer makes a claim for indemnification for any Losses described in Section 7.2(a) or makes any other claim hereunder, Buyer shall provide notice of such claim to the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agent shall disburse the applicable portion of the Escrow Fund to Buyer if required under, and in accordance with, the terms of the Escrow Agreement.

(b) Limitations on Amount. No indemnification shall be payable to Buyer pursuant to Section 7.2(a)(i) or (ii) or to the Shareholders pursuant to 7.2(b)(i) or (ii) until the total of all claims for indemnification pursuant to such clauses exceeds, in the aggregate, Ten Thousand Dollars ($10,000), whereupon the full amount of such claims commencing with the first dollar shall be recoverable in accordance with the terms hereof. In no event other than fraud or intentional misrepresentation shall the Shareholders’ aggregate indemnification obligations under Section 7.2(a)(i) or (ii) hereof, combined with the indemnification obligations of Joseph E. Duggan and Roger C. Sturtevant, Jr. under Section 7.2(a)(i) or (ii) of the ICR Purchase Agreement, exceed Three Million Dollars ($3,000,000), nor shall the aggregate indemnification obligations of Buyer under Section 7.2(b)(i) or (ii) hereof, combined with its indemnification obligations under Section 7.2(b (i) or (ii) of the ICR Purchase Agreement, exceed Three Million Dollars ($3,000,000). shall the Principals’ aggregate indemnification obligations under Section 7.2(a)(i) or (ii) hereof, combined with the indemnification obligations of John Cunnell and V.A. Cunnell under Section 7.2(a)(i) or (ii) of the ICR International Purchase Agreement, exceed Three Million Dollars ($3,000,000) , nor shall the aggregate indemnification obligations of Buyer under Section 7.2(b)(i) or (ii) hereof, combined with its indemnification obligations under Section 7.2(b)(i) or (ii) of the ICR International Purchase Agreement, exceed Three Million Dollars ($3,000,000) Notwithstanding the foregoing, the aforementioned limitations with respect to an Indemnifying Party’s indemnification obligations hereunder shall not apply to claims or damages arising out of or related to the representations and warranties set forth in Sections 3.2, 3.5, 3.10, and 3.12(f) above (taken collectively and individually) not being and continuing to remain true and correct in all material respects at and as of the Closing Date through the Expiration Date, except that, solely with respect to Section 3.12(f), the $3,000,000 cap with respect to aggregate indemnification obligations shall not apply if one or more of the Indemnifying Parties had knowledge (as defined in Section 3.24) of the facts or circumstances giving rise to such claim. Furthermore, notwithstanding the foregoing, any contingent liability subject to indemnification under Section 7.2(a)(iv) that is unasserted as of the first anniversary of the Closing, shall be subject to the $10,000 basket and $3,000,000 cap set forth above.

(c) Third Party Claims.

(i) With respect to any General Claim in connection with a claim made by a third party in a judicial, administrative or arbitration suit or proceeding, the Indemnifying Parties shall have the right, at their own expense, to assume the defense thereof, to be represented by counsel of their choice (provided that such counsel shall be reasonably acceptable to the Indemnified Party), and to defend against, negotiate, settle or otherwise deal with such claim, demand or action; provided, however, that the Indemnified Party may participate in any such action with counsel of its own choice and at its own expense. To the extent the Indemnifying Parties elect not to defend any such claim, demand or action, and the Indemnified Party defends against or otherwise deals with such claim, demand or action, the Indemnified Party may retain counsel, at the expense of the Indemnifying Parties, and control the defense of such claim, demand or action. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim, demand or action.

(ii) Neither the Indemnifying Parties nor the Indemnified Party may settle any such claim, demand or action without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(iii) After any final judgment or award shall have been rendered by a court, arbitration board or governmental agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated pursuant to the terms hereof, or the Indemnified Party and the Indemnifying Parties shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnifying Parties hereunder, the Indemnified Party shall forward to the Indemnifying Parties notice of any sums due and owing by it with respect to such matter and the Indemnifying Parties shall pay all of the sums so owing to the Buyer, by wire transfer or by certified or bank cashier’s check, within ten (10) days after the date of such notice. Notwithstanding the foregoing, if at the time of payment for an indemnification claim under Section 7.2(a), the Escrow Agent is holding Escrow Funds, Buyer and the ICR Representative shall provide notice of the required payment to the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agent shall disburse the applicable portion of the Escrow Fund to Buyer in accordance with the terms of the Escrow Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any third party other than the Parties and their respective successors and permitted assigns. A person who is not party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

8.2 Joint and Several Liability of the Shareholders. The Parties understand and agree that each Shareholder shall be jointly and severally liable for the Liabilities of the others arising from or related to each Shareholder’s compliance with and performance of the terms of this Agreement, which shall include, without limitation, the failure of either Shareholder to perform or discharge any of their respective liabilities or obligations hereunder.

8.3 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement supersedes and replaces in their entirety all prior agreements between the Buyer and Shareholders relating to the subject matter hereof.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

8.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) calendar days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service , to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in accordance with this Section 8.5:

If to Buyer:	Salary.com, Inc. 195 West Street Waltham, MA 02451 Attention: Chief Executive Officer

With a copy to:	Salary.com, Inc. 195 West Street Waltham, MA 02451 Attention: General Counsel

If to a Shareholder:	Underway House, 3NY, Underway Combe Saint Nicholas, Somerset, TA20 Somerset, TA20 England Attention: John Cunnell

With a copy to:	Andrew Branz, Esq. Three Tech Circle Natick, MA 01760

8.6 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of England as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies. All actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state or federal courts located in the Commonwealth of Massachusetts, USA, or such other venue as may be mutually agreed to by the parties. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the state and federal courts located in the Commonwealth of Massachusetts, USA shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding.

8.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each of the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.9 Expenses. Buyer and the Shareholders shall each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Furthermore, notwithstanding any provision of law, all transfer, documentary, sales, use, real property, stamp, registration, and other such fees (including any penalties and interest and including fees to record trademark assignments) arising in connection with this Agreement shall be borne and paid by the Shareholders.

8.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement and the Schedules hereto are incorporated herein by reference and made a part hereof.

8.11 Execution by Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement. Facsimiles or .pdf signature pages shall be deemed to be the same as original signatures, and any Party that sends a facsimile or .pdf signature page shall promptly thereunder deliver the original to the other Parties to this Agreement.

8.12 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of any country having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SALARY.COM, INC.

By: /s/ G. Kent Plunkett

Name: G. Kent Plunkett

Title: President and Chief Executive Officer

By: /s/ Kenneth S. Goldman

Name: Kenneth S. Goldman

Title: Senior Vice President and Chief Financial Officer

SHAREHOLDERS

/s/ John Cunnell
John Cunnell

/s/ V.A. Cunnell
V.A. Cunnell